STOCK PURCHASE AGREEMENT

dated as of August 13, 2008

by and among

SECURITY NATIONAL LIFE INSURANCE COMPANY,

SOUTHERN SECURITY LIFE INSURANCE COMPANY, INC.

and

THE SHAREHOLDERS THAT HAVE EXECUTED
AGREEMENT BY SHAREHOLDERS OF
SOUTHERN SECURITY LIFE INSURANCE COMPANY
TO  SELL SHARES IN STOCK PURCHASE TRANSACTION
IN THE FORM ATTACHED AS ANNEX I

(continued)

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EXHIBITS

Exhibit 1	Southern Security Disclosure Schedule

Exhibit 2	Security National Disclosure Schedule

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the "Agreement") is dated effective as of August 13, 2008, and entered into by and among SECURITY NATIONAL LIFE INSURANCE COMPANY, a Utah corporation (“Security National”), SOUTHERN SECURITY LIFE INSURANCE COMPANY, INC., a Mississippi corporation (“Southern Security”), and the shareholders of Southern Security that have executed the AGREEMENT BY SHAREHOLDERS OF SOUTHERN SECURITY LIFE INSURANCE COMPANY TO SELL SHARES IN STOCK PURCHASE TRANSACTION in the form attached as Annex I (the “Shareholders”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Security National, Southern Security, and the Shareholders hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

1.1       Sale and Purchase of the Shares.  At the Closing, as hereinafter defined, upon and subject to the terms and conditions set forth in this Agreement, the Shareholders shall sell, transfer, assign and deliver to Security National, and Security National shall purchase from the Shareholders, 50,000 shares of voting Class A common stock and 450,000 shares of non-voting Class B common stock of Southern Security (the "Southern Security Common Stock”), representing all of the issued and outstanding stock and securities of Southern Security, free and clear of all liens, claims, options, proxies, voting agreements, charges and encumbrances.  Security National, Southern Security, and the Shareholders hereby acknowledge and agree that regulatory approval from the Utah and Mississippi insurance departments for the transaction described in this Section 1.1 must be obtained prior to Closing, as defined in Section 2.1 below.

1.2       Purchase Consideration.  Subject to the terms and conditions of this Agreement, in reliance upon Southern Security’s representations, warranties, agreements and covenants contained herein, and in consideration of the sale, transfer, assignment and delivery of the Southern Security Common Stock as herein provided, Security National agrees to provide the following purchase consideration (the "Purchase Consideration") to the Shareholders:

(a)           Cash in U.S. dollars by certified funds or wire transfer payable to the Shareholders on a pro rata basis to the number of shares of Southern Security Common Stock held by the Shareholders in an amount equal to (i) the Capital and Surplus of Southern Security as of the date that Security National assumes Administrative Control over Southern Security, as defined in Section 1.4 below (as set forth on page 3, line 38, column 1 of the Statutory Statement, which shall include any capital contributions that were made subsequent to June 30, 2008, including the July subsequent event of $70,380 as an admissible asset), plus (ii) the Interest Maintenance Reserve as of the Administrative Control Date (as set forth on page 3, line 9.4, column 1 of the Statutory Statement), plus (iii) the Asset Valuation Reserve as of the Administrative Control Date (as set forth on page 3, line 24.1, column 1 of the Statutory Statement), plus (iv) the amount of the adjustment in Section 1.2(b), less the amount of the adjustments in Sections 1.2(c), (d), (e) and (f) below.  (It should be noted for purposes of illustration that the Capital and Surplus, Interest Maintenance Reserve, and Asset Valuation Reserve of Southern Security as of June 30, 2008 was $1,154,418.00.  Additionally, assuming the payment to Southern Security of the ceding commission pursuant to the Reinsurance Agreement, as required under Section 1.4 below, the Capital and Surplus would increase by approximately $1,500,000.  Accordingly, the Capital and Surplus, Interest Maintenance Reserve, and Asset Valuation Reserve of Southern Security at the Administrative Control Date could be approximately $2,655,418.00.  This illustration is not intended to be binding upon the parties to this Agreement  and is to be used only as an example.  Thus, there can be no assurance that the actual payments under this Section 1.2(a) will be equal to the amounts set forth in this illustration.);

(b)           The Purchase Consideration shall also include an allowance not to exceed $100,000 (the “Allowance”) that Security National agrees to provide toward Southern Security’s expected losses in the second quarter ended June 30, 2008.  This Allowance to be provided by Security National shall in nowise exceed $100,000 even if the actual losses experienced by Southern Security in the second quarter, or in any subsequent quarter, are in excess of $100,000;

(c)           The Shareholders agree at Closing to deposit $175,000 (the "Deposit Amount") of the Purchase Consideration into an interest bearing escrow account (the "Escrow Account") with an escrow agent (the “Escrow Agent”) mutually acceptable to Security National and the Shareholders.  The Deposit Amount shall be used to pay the amount of any adjustments required under the terms of this Agreement.  The Escrow Agent shall be instructed to pay any remaining amount from the Deposit Amount to the Shareholders on a pro rata basis following the payment of any adjustments;

(d)           The Shareholders further agree at Closing to deposit $537,000 of the Purchase Consideration (the "Real Estate Deposit Amount") into the interest bearing Escrow Account.  This amount represents approximately 50% of the total outstanding balances on the promissory notes (the “Notes”) that Southern Security has entered into with Ray-Nowell Funeral Home, Inc. and Wade Nowell Funeral Homes, Inc., which Notes are secured by funeral home properties in Senatobia, Mississippi and Collins, Mississippi, respectively.  The Shareholders agree to grant to Security National a security interest in the Real Estate Deposit Amount to secure payment of these Notes.  Except as set forth below, beginning on September 1, 2009, and continuing on the same date of each year thereafter, Security National shall instruct the Escrow Agent to release to the Shareholders on a pro rata basis an amount equal to the combined principal reduction of said Notes that has occurred during the preceding August 1 through July 31 period, until such time as the Real Estate Deposit Amount, including any accrued interest thereon, has been paid to the Shareholders.  However, no payments shall be made to the Shareholders from the Real Estate Deposit Amount if either of the Notes is in default.  In addition, in order for any funds to be released to the Shareholders as a result of any prepayment of either of the Notes, both Notes must be prepaid by an equal percentage, in which event the Escrow Agent shall be instructed to release to the Shareholders on a pro rata basis, an amount equal to the combined principal reduction of said Notes resulting from such prepayments.  In the event there is a default in the payment of either of the Notes, Security National shall have the right to foreclose on the Note in default pursuant to the terms thereunder and shall be entitled to receive payment from the Real Estate Deposit Amount in an amount equal to the full amount of any losses and expenses incurred by Security National as a result of such default and the enforcement of its rights pursuant thereto.  The Shareholders and Security National agree that the Shareholders have the right, but not the obligation, to refinance the existing debt on the notes.  The Shareholders have informed Security National that they contemplate a refinance of the notes by providing a $750,000 first mortgage and satisfying the remaining debt on the notes through a second mortgage to be funded through the sale proceeds to be paid to the Shareholders, as part of the purchase consideration paid to the Shareholders at closing;

(e)           Part of the Purchase Consideration shall be paid to the Shareholders in the form of the Nowell Legacy Trust, which is listed as an asset on the financial statements of Southern Security.  Southern Security agrees to transfer its interest in the Nowell Legacy Trust (as set forth on page 2, line 2302, column 3, of the Statutory Statements) to the Shareholders at Closing and the Purchase Consideration to be paid by Security National shall be reduced by the admitted value of the Nowell Legacy Trust as reflected on the financial statements of Southern Security as of the date that Security National assumes “Administrative Control”, as defined in Section 1.4 below; and

(f)           Shareholders warrant that properties shown on the annual statement are owned free and clear, and that the loans shown in the annual statement conform with the rules and regulations of Mississippi for admissibility.  Shareholders shall furnish all usual and customary documentation to Security National in support of this warranty.

1.3       Delivery of Shares.  At the Closing Date, the Shareholders shall deliver to Security National certificates with stock power executed in blank representing the outstanding shares of Southern Security Common Stock required by Section 1.1 hereof.

1.4       Administrative Control of Operations.  Contemporaneous with the execution of this Agreement, Security National and Southern Security each agree to enter into a Reinsurance Agreement, wherein Security National shall reinsure all of the in-force and future insurance liabilities of Southern Security.  In addition, Security National shall assume complete and total administrative control of all of the then current and future insurance related business operations of Southern Security at such time as Security National notifies Southern Security, in writing, that it is capable of assuming control of those functions (hereinafter, “Administrative Control”).  The determination of when Security National is capable of assuming Administrative Control over the insurance related business operations of Southern Security shall be made by Security National in its sole discretion, no later than September 1st.  Security National shall take Administrative Control as soon as practicable and Southern Security shall fully cooperate to assure an efficient and effective transfer of control.  Administrative Control shall include, but is not limited to, control over all day-to-day business expenses, trade debt, locations of business operations, employees, employee compensation, compensation, if any, to officers and directors, cash flow, deposits, and bank accounts.  Upon assuming Administrative Control, Security National shall not only be given access to the records, files, and computer systems of Southern Security, but shall also have the right to transfer or move such records, files, and computer systems to other offices or locations in which Security National transacts business.  The transfer of Administrative Control to Security National shall not relieve Southern Security of its duties to prepare and file, at its own expense, its tax returns, periodic reports and related statements with the Mississippi Insurance Department, and all other governmental reports and filings until the date of Closing.  Security National will provide information within its control to Southern Security to assist with these filings.

ARTICLE II

THE CLOSING

2.1       Closing.  The closing of the transaction (the "Closing") will take place at the offices of Southern Security Life Insurance Company, 211 Ball Drive, Louisville, Mississippi, unless a different date or place is agreed to in writing by the parties hereto.  Each party hereto shall use its best efforts to cause the Closing to occur on or before October 1, 2008, or within seven (7) days from the date the required regulatory approvals are obtained as set forth in Section 1.1 above, unless this date is extended as provided herein (the "Closing Date").

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SOUTHERN SECURITY

Except as disclosed in a document to be prepared by Southern Security and delivered to Security National prior to the Closing Date (the "Southern Security Disclosure Schedule") referring specifically to the applicable representation and warranty in this Agreement that identifies the basis for an exception to a representation and warranty in this Agreement and that is delivered by Southern Security to Security National and approved by Security National by execution of this Agreement, Southern Security represents and warrants to Security National as set forth below, and such representations and warranties shall be true and correct as of the date hereof and at all times thereafter including, without limitation, the Closing Date, as if made at all such times.  As used in this Agreement (i) "Business Condition" with respect to any corporate entity or group of corporate entities shall mean the business and financial condition and prospects of such entity or entities taken as a whole and (ii) "material adverse effect" on the Business Condition shall be deemed to include, without limitation, (x) any inaccuracy in the capitalization representation set forth in Section 3.2 below and (y) any material liability not reflected on the Southern Security Financial Statements (as defined in Section 3.5 below) or Annual Insurance Statements (defined in Section 3.6 below).

3.1       Organization, Good Standing and Power.  Southern Security is a corporation, duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite power and authority to own, operate and lease its properties and to carry on its businesses as now being conducted.  Schedule 3.1 of the Southern Security Disclosure Schedule contains a true and correct listing of all states in which Southern Security is registered, licensed and authorized to engage in the insurance business.  Southern Security is not aware of any threatened or pending action or inaction that could result in the loss of or an adverse change in any such registration or license.  Southern Security is in good standing under all such registrations and licenses.  Southern Security is duly qualified as foreign corporations and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its individual Business Condition.  The Southern Security Disclosure Schedule also sets forth a true and complete list of the states where Southern Security is qualified as a foreign corporation.  Southern Security has no subsidiaries.  Southern Security has no other direct or indirect equity interest in or loans to any partnership, corporation, joint venture, business association or other entity.  Southern Security has delivered to Security National complete and correct copies of its Articles of Incorporation and Bylaws, in each case as amended to the date hereof, and has delivered or made available minutes of all of Southern Security's directors' and stockholders' meetings, and stock certificate books correctly setting forth the record ownership of all outstanding shares of Southern Security Common Stock.

3.2       Capital Structure.

(a)           The authorized capital structure of Southern Security consists of 100,000 shares of Voting Class A Common Stock and 1,000,000 shares of Non-Voting Class B Common Stock.  There are 50,000 shares of Voting Class A Common Stock and 450,000 shares of Non-Voting Class B Common Stock issued and outstanding, all of which are owned by the Shareholders.  Except as disclosed on Schedule 3.2 of the Southern Security Disclosure Schedule, there are no other debt, equity or hybrid debt or equity interests or securities of Southern Security issued and outstanding.

(b)           All outstanding shares of Southern Security Common Stock and other Southern Security securities, if any, are validly issued, fully paid and non-assessable and, except as disclosed on the Southern Security Disclosure Schedule, are not subject to any liens, claims, encumbrances or charges of any kind or nature or any preemptive rights created by statute, Southern Security's Articles of Incorporation or Bylaws or any agreement to which Southern Security is a party or by which Southern Security may be bound.  There are no options, warrants, calls, conversion rights, commitments or agreements of any character to which Southern Security is a party or by which Southern Security may be bound that do or may obligate Southern Security to issue securities of any kind or nature or to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement or which relate to the voting of the Southern Security Common Stock or other Southern Security securities, if any.

3.3       Authority.

(a)           Southern Security has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement, the performance by Southern Security of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Southern Security, including approval by its Boards of Directors and the shareholders. This Agreement shall constitute legal, valid and binding obligations of Southern Security enforceable against Southern Security in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

(b)           To the best knowledge of Southern Security, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and thereby, will not, conflict with or result in any violation of any material statute, law, rule, regulation, judgment, order, decree or ordinance applicable to Southern Security or its properties or assets, nor will it conflict with or result in any breach or default (with or without the giving of notice or the lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of any material benefit under, or result in the creation of a material lien, charge or encumbrance on any of the properties or assets of Southern Security pursuant to (i) any provision of the Articles of Incorporation or Bylaws of Southern Security or (ii) any material agreement, contract, note, mortgage, indenture, lease instrument, permit, concession, franchise, registration or license to which Southern Security is a party or by which Southern Security or any of its properties or assets may be bound or affected.

(c)           To the best knowledge of Southern Security, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission, regulatory authority or other governmental authority or instrumentality, whether domestic or foreign (collectively, a "Governmental Entity"), is required by or with respect to Southern Security in connection with the execution and delivery of this Agreement and by Southern Security or the consummation by Southern Security of the transactions contemplated hereby or thereby, except for (i) filing required documents with the relevant authorities of states in which Southern Security is qualified to do business, (ii) such consents, approvals, authorizations, registrations or qualifications as may be required under state insurance laws as identified in the Southern Security Disclosure Schedule and (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country, which, if not obtained or made, would not have a material adverse effect on the Business Condition of Southern Security.  All approvals of Southern Security's Board of Directors and Shareholders as required by applicable law have been obtained and are in force and effect and no dissenters' rights have been exercised under applicable law.

3.4       Dividends, Stock Purchases, Etc.  Since December 31, 2007, Southern Security has not (i) declared or paid any dividends (either in cash, property or its stock of any class) upon, or made or become committed to make any other distribution with respect to, or purchased, redeemed or otherwise beneficially acquired any of its outstanding capital stock of any class, or become committed so to do; (ii) split up, combined or reclassified any of its outstanding capital stock of any class, or become committed so to do; or (iii) issued or become committed to issue any additional capital stock of any class (whether or not from treasury stock, heretofore authorized but unissued stock, or newly authorized stock) or any options, rights or warrants to acquire, or securities convertible into or exchangeable for, or which otherwise confer upon the holder or holders thereof any right to acquire, any shares of capital stock of any class or any other security or debt of Southern Security.  In addition, Southern Security shall not, without Security National’s written consent, take or attempt to take any of the actions described in this Section 3.4.

3.5       Financial Statements.  Southern Security has furnished or made available to Security National or will furnish or make available to Security National within ten days from the date of this Agreement Southern Security's audited financial statements for the fiscal years ended December 31, 2005, 2006, and 2007, including balance sheets and the related audited statements of income, cash flow and stockholders' equity, and the related management letters (collectively, the “Audited Financial Statements”).  Additionally, Southern Security has furnished or made available to Security National or will furnish or make available to Security National within ten days from the date of this Agreement Southern Security's unaudited financial statement as of and for the quarter ended June 30, 2008, including the unaudited balance sheet of Southern Security as at June 30, 2008, and the related unaudited statements of income, cash flow and stockholders' equity (collectively, the "Unaudited Financial Statements").  The Audited Financial Statements and the Unaudited Financial Statements provided previously to Security National are listed in Schedule 3.5 of the Southern Security Disclosure Schedule.  The Audited Financial Statements and the Unaudited Financial Statements, are, collectively, referred to as the "Southern Security Financial Statements."  The Southern Security Financial Statements have been or will be prepared in accordance with statutory accounting principles (STAT) consistently applied and fairly present the financial position of Southern Security as at the dates thereof and the results of its operations and cash flows for the periods then ended.  In preparing the Unaudited Financial Statements, there have been no changes in Southern Security's STAT or statutory accounting policies or procedures used in preparing the December 31, 2007 audited financial statements.

3.6       Annual Insurance Statements.

(a)           Southern Security has provided Security National with (i) all annual statements, certificates and applications to the Mississippi or any other insurance commissioner or other Governmental Entity, which Southern Security has filed with or submitted with respect to years ending on or after December 31, 2004, and such documentation provided previously is listed in Schedule 3.6 of the Southern Security Disclosure Schedule, and (ii) all reports of examination issued by such insurance commissioners, regulatory authorities or other Governmental Entity regarding Southern Security on or after December 31, 2004, and such documentation provided previously is listed also in Schedule 3.6.

(b)           Such filings or submissions in 3.6 (a) were in substantial compliance with applicable law when filed and, as of their respective dates, did not contain any materially false statements of fact or omit to state any material fact necessary to make the statements set forth therein not misleading in light of the circumstances under which such statements were made; no material deficiencies have been asserted by any insurance commissioner, insurance department or other Governmental Entity with respect to such statements; Southern Security has provided Security National with copies of all material written responses with respect to comments from any Governmental Entity concerning such filings, submissions or reports of examination since December 31, 2004 and such written responses are described in Schedule 3.6 of the Southern Security Disclosure Schedule, and prior to the date of this Agreement, no fines or penalties have been imposed on Southern Security by any Governmental Entity; and no deposits (other than in the ordinary course of business) have been made by Southern Security with any Governmental Entity.

(c)           The statutory financial statements for Southern Security as of and for the years ended December 31, 2005, 2006 and 2007 (i) fairly present the statutory financial condition of Southern Security at such dates and (ii) have been prepared in accordance with the required or permitted statutory insurance accounting requirements or practices under the insurance laws of Mississippi, except as expressly set forth or disclosed in the notes, exhibits or schedules thereto.  The amounts shown in such statements of account on aggregate reserves for life or annuity policies and contracts, aggregate reserves for accident and health policies, net deferred and uncollected premiums and all policy and contract claims liability as of the end of each such year, are computed in accordance with accepted actuarial and industry practices, are fairly stated in accordance with those called for in applicable insurance policy provisions, meet the requirements of the insurance laws of Mississippi, make a sufficient provision for all unmatured obligations of Southern Security provided for under the terms of its policies and are consistent with the assumptions previously employed.  Adequate provision has been made for all actuarial reserves and related statement items which ought to be established.

3.7       Insurance Business.

(a)           Security National has been provided true and complete copies of all contracts, arrangements, treaties, understandings and agreements of (or related to) Southern Security with any party with respect to reinsurance currently in force and such documents and information are listed in Schedule 3.7 of the Southern Security Disclosure Schedule attached hereto.  All policies assumed by Southern Security were assumed under agreements submitted to and approved by all relevant regulatory authorities and are valid, in force, and not subject to recapture (except at Southern Security's option), and are fairly reflected on the Southern Security Financial Statements.  No party thereto is in material default with respect to any provision thereof and no such agreement contains any provision providing that the other party thereto may terminate same by reason of the transactions contemplated by this Agreement or any other provisions which would be altered or otherwise become applicable by reason of such transactions.

(b)           All policies of insurance issued or assumed by Southern Security as now in force are, to the extent required under applicable law, on forms submitted to and approved by the applicable jurisdiction's insurance commissioner.  No policy holder or related group of policy holders which, singularly or in the aggregate, accounted for 5% of the gross revenues of Southern Security considered as a whole for the year ended December 31, 2007 has, after December 31, 2007, terminated or, to the best knowledge of the Southern Security, threatened to terminate its relationship with Southern Security.  The contracts between Southern Security and its agents, managers or brokers are valid, binding and in full force and effect in accordance with their terms.  Southern Security is not in material default with respect thereto and no such contract contains any provision providing that the other party thereto may terminate the same by reason of the transactions contemplated by this Agreement or any other provision which would be altered or otherwise become applicable by reason of such transactions.

3.8       Compliance with Law.  To the best knowledge of Southern Security, Southern Security is in compliance with and has conducted its business so as to comply with all laws, rules, regulations, judgments, decrees or orders of any Governmental Entity applicable to their operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply could, individually or in the aggregate, not have had and is not reasonably expected to have, a material adverse effect on the Business Condition of Southern Security.  There are no material judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against Southern Security or against any of its properties or businesses.  Schedule 3.8 of the Southern Security Disclosure Schedule contains a summary of all material violations of, or conflicts with, any applicable statute, law, rule, regulation, ruling, order, judgment or decree, listed by each such Governmental Entity, including any of the foregoing relating to any environmental or health laws.

3.9       No Defaults.  To the best knowledge of Southern Security, Southern Security is not, nor has it received notice that it is or would be with the passage of time or the giving of notice, or both, (a) in violation of any provision of its Articles of Incorporation or Bylaws or (b) in default or violation of any term, condition or provision of (i) any judgment, decree, order, injunction or stipulation applicable to Southern Security or (ii) any agreement, note, mortgage, indenture, contract, lease, instrument, permit, registration, concession, franchise or license to which Southern Security is a party or by which Southern Security or any of its properties or assets may be bound, which violation or default could, individually or in the aggregate, have a material adverse effect on the Business Condition of Southern Security.

3.10     Litigation.  There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the best knowledge of Southern Security, threatened, against Southern Security that, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the Business Condition of Southern Security, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby.  Schedule 3.10 of the Southern Security Disclosure Schedule sets forth with respect to each pending action, suit, proceeding, claim, arbitration or investigation to which Southern Security is a party, the forum, the parties thereto, a brief description of the subject matter thereof and the amount of damages claimed.  Southern Security is not aware of any reasonable basis for any other such action, suit, proceeding, claim, arbitration or investigation.  Southern Security has delivered or made available to Security National correct and complete copies of all correspondence prepared by its counsel for Southern Security's independent public accountants in connection with any audits or reviews completed by Southern Security's independent public accountants.

3.11     No Material Adverse Change.  Since December 31, 2007, Southern Security has conducted its business in the ordinary course and there has not occurred:

(a)           Any material adverse change in the Business Condition of Southern Security;

(b)           Any amendments or changes in the Articles of Incorporation or Bylaws of Southern Security;

(c)           Any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting any of the properties or businesses of Southern Security;

(d)           Any issuance, redemption, repurchase or other acquisition of the shares of capital stock of Southern Security or any declaration, setting aside payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of Southern Security;

(e)           Any increase in or modification of the compensation or benefits payable or to become payable by Southern Security to any of its directors, officers or employees, except in the ordinary course of business consistent with past practice;

(f)           Any material increase in or modification of any bonus, pension, insurance or other employee benefit plan, payment or arrangement, including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights made to, for or with any of its employees, except in the ordinary course of business consistent with past practice;

(g)           Any sale of the property or assets of Southern Security individually in excess of $1,000 or in the aggregate in excess of $2,500;

(h)           Any alteration in any term of any outstanding security of Southern Security;

(i)           Any (a) incurrence, assumption or guarantee by Southern Security of any debt for borrowed money; (b) issuance or sale of any securities convertible into or exchangeable for debt securities of Southern Security; (c) issuance or sale of options or other rights to acquire from Southern Security, directly or indirectly, debt securities or any securities convertible into or exchangeable for any such debt securities; or (d) any material premium refunds;

(j)           Any creation or assumption by Southern Security of any mortgage, pledge, security interest, lien or other encumbrance on any of its assets or properties;

(k)           Any making of any loan, advance or capital contribution to, or investment in, any person other than (a) travel loans or advances made in the ordinary course of business of Southern Security and (b) other loans and advances in an aggregate amount that does not exceed $1,000 outstanding at any time;

(l)           Any entry into or any amendment or relinquishment of or any termination or renewal by Southern Security of any contract, lease transaction, commitment or other right or obligation, except in the ordinary course of business consistent with past practice;

(m)           Any transfer or grant of a right under the Southern Security Intellectual Property Rights (as defined in Section 3.20 below) other than those transferred or granted in the ordinary course of business consistent with past practice;

(n)           Any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Southern Security;

(o)           Any violation of or conflict with any applicable laws, statutes, orders, rules or regulations promulgated, or judgment entered by any Governmental Entity, that, individually or in the aggregate, materially and adversely affects (or, insofar as Southern Security knows, might reasonably be expected to materially and adversely affect) the Business Condition of Southern Security;

(p)           Any agreement or arrangement made by Southern Security to take any action that, if taken prior to the date hereof, would have made any representation or warranty set forth in this Section 3 untrue or incorrect as of the date when made; or

(q)           Any payment of amounts owing under Southern Security issued insurance policies materially at variance with the Company's policy provisions and policy payment history.

(r)           Any decrease in insurance premiums greater than 5%;

3.12     No Material Adverse Change in Adjusted Capital and Surplus.  Since December 31, 2007, there has not been a reduction in the Adjusted Capital and Surplus of Southern Security that has not been previously disclosed to Security National.  Security National acknowledges receipt of financial statements illustrating the financial condition of Security National as of March 31 and June 30, 2008.

3.13     Absence of Undisclosed Liabilities.  Except as disclosed in Schedule 3.13 of the Southern Security Disclosure Schedule or as reflected in the Southern Security Financial Statements and except for liabilities and obligations arising after March 31, 2008, in the ordinary course of business consistent with past practices that could not reasonably be expected to have a material adverse effect on the Business Condition of Southern Security, Southern Security has no liabilities or obligations (whether absolute, accrued or contingent, and whether or not determined or determinable) of a character that, under STAT, should be accrued, shown or disclosed on an audited balance sheet of Southern Security (including the footnotes thereto) or should be described on an Annual Insurance Statement filed with any state insurance commissioner having jurisdiction over Southern Security or its business.

3.14     Information Supplied.  None of the information supplied or to be supplied by Southern Security pursuant to this Agreement and no representation or warranty made herein or in any exhibit hereto or in any financial statement or schedule attached hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.15     Certain Agreements.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Southern Security under any Plan (as defined in Section 3.16 below) or otherwise, (b) materially increase any benefits otherwise payable under any Plan or (c) result in the acceleration of the time of payment or vesting of any such benefit.

3.16     Plans; Benefits; Employment Claims.

(a)           All employee benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active, former or retired employee or consultant of Southern Security are listed in Schedule 3.16 of the Southern Security Disclosure Schedule (individually, a "Plan" and, collectively, the "Plans").  To the extent applicable, the Plans comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and any Plan intended to be qualified under Section 401(a) of the Code has either obtained a favorable determination letter as to its qualified status from the Internal Revenue Service (the "IRS") or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such a determination letter and to make any amendments necessary to obtain a favorable determination.  To the extent any Plan with an existing determination letter from the IRS must be amended to comply with the applicable requirement of the Tax Reform Act of 1986, as amended, and subsequent legislation, the time period for effecting such amendments will not expire prior to this transaction.  Southern Security has furnished or made available to Southern Security copies of the most recent IRS letters and IRS Form 5500 with respect to any such Plan.  No Plan is covered by Title IV of ERISA or Section 412 of the Code.  Neither Southern Security nor any officer or director of Southern Security has incurred any liability or penalty under Section 4975 through Section 4980 of the Code or Title I of ERISA.  Each Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by and all applicable statutes, laws, rules, orders, rules and regulations, including, but not limited to, ERISA and the Code, that are applicable to such Plans.  No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the best knowledge of Southern Security, is threatened, against or with respect to any such Plan.  All contributions, reserves and premium payments required to be made or accrued as of the date hereof to the Plans have been made or accrued.

(b)           Except as described in Schedule 3.16 attached hereto, no present or former employee of Southern Security has any claim against Southern Security (whether under federal or state law, under any employment agreement, or otherwise) on account of or for (i) overtime pay, other than overtime pay for work done in current payroll period; (ii) wages or salary for any period other than the current payroll period; (iii) vacation time off or pay in lieu of vacation time off, other than (x) accumulated vacation pay as show in the schedule referred to above, and (y) vacation time off (or pay in lieu thereof) earned in or in respect of the current fiscal year; or (iv) any material violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work.

(c)           No person or party (including, but not limited to governmental agencies of any kind) has filed, or to the knowledge of Southern Security has threatened to file, any claim against Southern Security under or rising out of any statute, ordinance or regulation relating to discrimination in employment or employment practices.  No person has any material claim under which Southern Security has any material liability under any health, sickness, disability, medical, surgical, hospital, or surgical, hospital, or similar benefit plan or arrangement, or by virtue of his or her employment maintained by Southern Security, or to or by which Southern Security is a party or is bound, or under any workmen's compensation or similar law, which is not fully covered, subject only to standard deductibles, by insurance maintained with reputable, financially responsible insurers.  No person has any claim or has filed any action or has threatened to file any action or bring a claim by virtue of his or her employment by Southern Security including, without limiting the generality of the foregoing, sexual harassment, wrongful termination, or other actions.

3.17     Major Contracts.  Except as disclosed in Schedule 3.17 of the Southern Security Disclosure Schedule, Southern Security is not a party to or subject to:

(a)           Any union contract or any employment or consulting contract, agreement or arrangement providing for future compensation, whether written or oral, with any officer, consultant, director or employee that is not terminable by Southern Security on thirty (30) days' or less notice without penalty or obligation to make payments related to such termination;

(b)           Any plan, contract or arrangement, whether written or oral, providing for bonuses, pensions, deferred compensation, severance pay or severance benefits, retirement payments, profit-sharing payments or similar such payments;

(c)           Any joint venture contract, agreement or arrangement or any other agreement that has involved or is expected to involve a sharing of profits with another person or entity;

(d)           Any existing marketing, distribution, agency or brokerage agreement in which the annual amount involved in fiscal 2007 exceeded $5,000 in aggregate amount or pursuant to which Southern Security has granted or received most favored nation pricing provisions or exclusive marketing rights related to any product, group of products or territory;

(e)           Any lease for realty or personal property in which the amount of payments that Southern Security is required to make on an annual basis exceeds $1,500;

(f)            Any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, leasehold obligations or otherwise;

(g)           Any material license agreement, either as licensor or licensee;

(h)           Any contract containing covenants purporting to limit the freedom of Southern Security to compete in any line of business in any geographic area;

(i)            Any insurance policy or fidelity or surety bond;

(j)            Any agreement of indemnification relating to Southern Security or any of its officers, directors or employees;

(k)           Any agreement, contract or commitment relating to capital expenditures that involves future payments individually in excess of $1,500 or in the aggregate in excess of $5,000 by Southern Security;

(l)            Any agreement, contract or commitment relating to personal services to be rendered by any person to Southern Security requiring the payment of more than $1,000 per month or the disposition or acquisition of any assets by Southern Security; or

(m)           Any other agreement, contract or commitment that is material to Southern Security's business.

Each agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license, regulations and commitment listed on the Southern Security Disclosure Schedule pursuant to this Section 3.17 is valid and binding on Southern Security, and is in full force and effect, and neither Southern Security nor to the best knowledge of Southern Security, any other party thereto has breached or is aware of any facts that would lead it to believe that it has breached, any provision of, or is in default under the terms of any such agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license, regulation or commitment.  To the best knowledge of Southern Security, no such agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license or commitment contains any material liquidated damages, penalty or similar provision.  To the best knowledge of Southern Security, no party to any such agreement contract, mortgage, indenture, plan, lease, instrument, permit, registration, concession, franchise, arrangement, license or commitment intends to cancel, withdraw, modify or amend the same.

3.18     Taxes.

(a)           All tax returns, statements, reports and forms (including, but not limited to, estimated Tax returns and reports and information returns and reports) required to be filed with any Taxing Authority (as defined in Section 3.18(f) below) with respect to any Taxable period ending on or before the Closing Date, by or on behalf of Southern Security (collectively, the "Southern Security Returns"), have been or will be filed when due (including any extensions of such due date), and all amounts shown due thereon on or before the Closing Date have been or will be paid on or before such date.  The balance sheets included in the Southern Security Financial Statements (i) fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the Closing Date and Southern Security has not and will not incur any Tax liability in excess of the amount reflected on the Southern Security Financial Statements with respect to such periods and (ii) properly accrues in accordance with STAT all liabilities for Taxes.  All information set forth in the footnotes to the Southern Security Financial Statements relating to Tax matters is true, complete and accurate in all material respects.

(b)           No material Tax liability since December 31, 2007 has been incurred other than in the ordinary course of business and adequate provision has been or will be made for all Taxes since that date in accordance with STAT on at least a quarterly basis.  Southern Security has withheld and paid to the applicable financial institution or Taxing Authority all amounts required to be withheld.  Neither Southern Security nor any member of any affiliated or combined group of which Southern Security has been a member has granted any extension or waiver of the limitation period applicable to any of the Southern Security Returns.

(c)           The Shareholders shall be entitled to receive on a pro rata basis any tax refund that Southern Security shall receive from any Taxing Authority (as defined in Section 3.18(f) below) with respect to any Taxable period ending on or before the Administrative Control Date.

(d)           The Shareholders agree to be jointly and severally liable for paying any premium tax due and owing with respect to Southern Security’s operations ending on or before the Administrative Control Date.  Security National agrees to be liable for paying any premium tax due and owing with respect to Southern Security’s operations following the Administrative Control Date.

(e)           There is no material claim, audit, action, suit, proceeding or investigation now pending or (to the best knowledge of Southern Security) threatened against or with respect to Southern Security in respect of any Tax or assessment.  No notice of deficiency or similar document of any Tax Authority has been received by Southern Security, and there are no liabilities for Taxes (including liabilities for interest additions to tax and penalties thereof and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to Southern Security, materially and adversely affect the liability of Southern Security for Taxes.  There are no liens for Taxes against the assets of Southern Security except liens for current Taxes not yet due.  Southern Security has not been and will not be required to include any material adjustment in its Taxable income for any Tax period (or portion thereof) pursuant to the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

(f)           There is no contract, agreement, plan or arrangement, including, but not limited to, the provisions of this Agreement, covering any employee or independent contractor or former employee or independent contract of Southern Security that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the Code.  Other than pursuant to this Agreement, Southern Security is not a party to or bound by (nor will it, prior to the Closing Date, become a party to or become bound by) any tax indemnity, tax sharing or tax allocation agreement (whether written, oral or arising under operation of federal law as a result of Southern Security being a member of a group filing consolidated tax returns, under operation of certain state law as a result of Southern Security being a member of a group filing consolidated tax returns, under operation of certain state laws as a result of Southern Security being a member of a unitary group or under comparable laws of other states or foreign jurisdictions) that includes a party other than Southern Security.  Southern Security has listed in Schedule 3.18 of the Southern Security Disclosure Schedule all of Southern Security's material federal and state tax returns for years ending December 31, 2004, 2005, 2006, and 2007, information statements, reports work papers, Tax opinions, Tax memoranda and other Tax data and documents of Southern Security that Southern Security has furnished or made available to Security National or will furnish or make available to Security National within ten (10) days from the date of this Agreement.

(g)           The federal income tax returns of Southern Security have not been audited by the Internal Revenue Service, (or a predecessor agency).  Southern Security has not received any notice of assessment or proposed assessment of any United States, State or other tax measured by its income, property or transactions, and no issues have been raised by any taxing authority providing a basis for any additional assessment of any such tax.  Southern Security has not waived any law or regulation fixing, or consenting to the extension of, any period of time for the assessment of any tax or other governmental imposition, or become committed so to do, except as described in Schedule 3.18 which is true, complete and correct in all material respects.  The reserves for current taxes accrued on the books of Southern Security are reasonable and adequate in amount.  The Shareholders agree to indemnify Security National for any and all tax assessments not accrued on the books of Southern Security and related to any income, events, transactions, or time periods prior to the Closing, except for any tax which may become due on income previously excluded from taxable income and accumulated in the undistributed policyholders' surplus account ("Phase III Tax").

(h)           For purposes of this Agreement, the following terms have the following meanings:  "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, privilege, intangible, profits, license, withholding, payroll, employment, excise, insurance, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to or additional amount imposed by any Governmental Entity (a "Taxing Authority") responsible for the imposition of any such tax (whether domestic or foreign), (ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in clause (i) or clause (ii) above as a result of any express or implied obligation to indemnify any other person or entity.

3.19     Interests of Officers and Directors.  Except as described in Schedule 3.19 of the Southern Security Disclosure Schedule, none of Southern Security's officers or directors (or relatives of such persons living in the same household) have any material interest in any property, whether real or personal, tangible or intangible, used in or pertaining to Southern Security's business.

3.20     Intellectual Property.

(a)           Southern Security owns or is licensed or otherwise entitled to exercise all rights under or with respect to all intellectual property including without limitation, patents, copyrights, trademarks or service marks owned or used in connection with its business.  Schedule 3.20 of the Southern Security Disclosure Schedule lists all patents, trademarks, works of authorship, registered and unregistered copyrights, registered and unregistered trademarks, trade names and service marks, and all applications therefor owned or licensed by Southern Security (the "Intellectual Property Rights"), and further specifies the jurisdictions in which each such matter and registration has been filed, including the respective registration or application numbers.  Schedule 3.20 of the Southern Security Disclosure Schedule also lists all material licenses, sublicenses and other agreements (oral or written) as to which Southern Security is a party and pursuant to which Southern Security or any other person or entity owns or is licensed or otherwise authorized or obligated with respect to any Intellectual Property Right and includes the identity of all parties thereto.  Southern Security is not, nor as a result of the execution and delivery of this Agreement or the performance of Southern Security's obligations hereunder will be, in violation of any license, sublicense or other agreement applicable to it, whether or not described in the Southern Security Disclosure Schedule.  Except to the extent clearly and conspicuously disclosed in Schedule 3.20 of the Southern Security Disclosure Schedule, Southern Security is the sole and exclusive owner or licensee of, with full right, title and interest in and to (free and clear of any liens, claims or encumbrances), the Intellectual Property Rights, and has the sole and exclusive right in respect thereof (and, except as set forth in Schedule 3.20 of the Southern Security Disclosure Schedule is not contractually obligated to pay any compensation to any third party with respect thereto).

3.21     Restrictions on Business Activities.  There is no material agreement, judgment, injunction, order or decree binding upon Southern Security that has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Southern Security, any acquisition of property by Southern Security or the conduct of business by Southern Security as currently conducted or as currently proposed to be conducted.

3.22     Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a)           Schedule 3.22 of the Southern Security Disclosure Schedule sets forth a true, complete and accurate list of all real property owned or leased by Southern Security and summarizes all material lease terms, including the aggregate annual rental or other fees payable, the length of all leases and the number of extensions available.

(b)           Southern Security has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, whether real, personal or mixed, used in its business, free and clear of any liens (other than liens for taxes that are not yet delinquent), claims, charges, pledges, security interests or other encumbrances, except as reflected in the Southern Security Financial Statements and except for such imperfections of title and encumbrances, if any, that are not substantial or material in character, amount or extent, and that do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

 (c)           The machinery, equipment and other personal property (collectively, the "Equipment") owned or leased by Southern Security is, taken as a whole (i) adequate for the conduct of the business of Southern Security consistent with its past practice, (ii) suitable for the uses to which it is currently employed, (iii) in good operating condition, (iv) regularly and properly maintained and (v) free from all defects, except, with respect to clauses (ii) through (iv) of this Section 3.22(c), as would not have a material adverse effect on the Business Condition of Southern Security.

3.23     Governmental Authorizations and Licenses.  Southern Security is the holder of all licenses, authorizations, permits, concessions, registrations, certificates and other franchises of any Governmental Entity required to operate its business (collectively, the "Licenses") and is in compliance with the terms, conditions, limitations, restrictions, standards, prohibitions, requirements and obligations of all of such Licenses, except where the failure to hold any such License or to so comply would not have a material adverse effect on the Business Condition of Southern Security.  The Licenses are in full force and effect on the date hereof and will be in full force and effect on the Closing Date, except as noted in Section 3.8 hereof.  There is not now pending, nor to the best knowledge of Southern Security is there threatened, any action, suit, investigation or proceeding against Southern Security before any Governmental Entity with respect to the Licenses, nor is there any issued or outstanding notice, order or complaint with respect to the violation by Southern Security of the terms of any such License or any rule or regulation applicable thereto.

3.24     Environmental Matters.

(a)           To the best knowledge of Southern Security, no substance that is regulated by any Governmental Entity or that has been designated by any Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to health or the environment (a "Hazardous Material") is present in, on or under any property that Southern Security has at any time owned, operated, occupied or leased.

(b)           To the best knowledge of Southern Security, Southern Security has not transported, stored, used, manufactured, released or exposed its employees or any other person to any Hazardous Material in violation of any applicable statute, rule, regulation, order or law, except where such violation would not have a material adverse effect on the Business Condition of Southern Security.

(c)           To the best knowledge of Southern Security, Southern Security has obtained all permits, consents, waivers, exemptions, licenses, approvals and other authorizations (collectively, "Environmental Permits") required to be obtained under the applicable statutes, rules, regulations, orders or  laws of any Governmental Entity relating to land use, public and employee health and safety, pollution or protection of the environment (collectively, "Environmental Laws"), except where the failure to obtain such an Environmental Permit would not have a material adverse effect on the Business Condition of Southern Security.  Schedule 3.24 of the Southern Security Disclosure Schedule sets forth a true, complete and accurate list of all such Environmental Permits, each of which is in full force and effect on the date hereof and will be in full force and effect on the Closing Date.  Southern Security (i) is in full compliance in all of the material respects with all of the terms and conditions of the Environmental Permits and (ii) is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered into, promulgated by or approved thereunder.  Southern Security has not received any notice nor is Southern Security aware of any past or present condition or practice of the business conducted by Southern Security that forms or that could be reasonably expected to form the basis of any material claim, action, suit, proceeding, hearing or investigation against Southern Security, arising out of the manufacture, processing, distribution, use, treatment, storage, spill, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material by Southern Security.

3.25     Insurance.  Schedule 3.25 of the Southern Security Disclosure Schedule lists and summarizes all insurance policies and fidelity or surety bonds covering the assets, inventories, business, equipment, properties, operations, employees, officers and directors of Southern Security, the amounts of coverage under each such policy and bond of Southern Security.  Within the last four years, Southern Security has not been refused any requested insurance or bond coverage.  Except as disclosed on the Southern Security Disclosure Schedule, all premiums payable under all of such policies and bonds have been paid and Southern Security is otherwise in full compliance with the terms of all of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).  Such policies of insurance and bonds are of the type and in amounts customarily carried by persons and entities conducting businesses similar to that of Southern Security.  Southern Security does not know of any threatened termination of or material premium increase with respect to, any of such insurance policies or bonds.

3.26     Labor Matters.  To the best knowledge of Southern Security, Southern Security is in compliance in all material respects with all currently applicable laws, rules and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages and hours and occupational safety and health and employment practices, and has not and currently is not engaged in any unfair labor practice.  Southern Security has not received any notice from any Governmental Entity, and there has not been asserted before any Governmental Entity, any claim, action or proceeding to which Southern Security is a party or involving Southern Security, and there is neither pending nor, to Southern Security's best knowledge, threatened, any investigation or hearing concerning Southern Security arising out of or based upon any such law, regulation or practice.

3.27     Agents; Customers and Complaints.  Schedule 3.27 of the Southern Security Disclosure Schedule sets forth the names and addresses of the sales agents or brokers of Southern Security as of June 30, 2008.  As of the date hereof, Southern Security has no unresolved customer or agent complaints filed with a Governmental Entity concerning its products and/or services.

3.28     Questionable Payments.  Neither Southern Security nor, to Southern Security's best knowledge, any director, officer or other employee of Southern Security has:  (i) made any payments or provided services or other favors in the United States or in any foreign country in order to obtain preferential treatment or consideration by any Governmental Entity with respect to any aspect of the business of Southern Security or any of its Subsidiaries or (ii) made any political contributions that would not be lawful under the laws of the United States and the foreign country in which such payments were made.  Neither Southern Security nor, to Southern Security's best knowledge, any director, officer or other employee of Southern Security nor, to Southern Security's best knowledge, any customer or supplier of any of them, has been the subject of any inquiry or investigation by any Governmental Entity in connection with payments or benefits or other favors to or for the benefit of any governmental or armed services official, agent, representative or employee with respect to any aspect of the business of Southern Security or with respect to any political contribution.

ARTICLE IV

COVENANTS OF THE SHAREHOLDERS

4.1       Shareholders to Sell Shares in Transaction.  Each of the Shareholders agrees to sell his or her respective shares of common stock in the transaction.  Each of the Shareholders represents and warrants that such agreement set forth in this Section 4.1 constitutes a valid and legally binding obligation of the Shareholders, enforceable against the Shareholders in accordance with its terms.

4.2       Continuing Shareholder Obligations.  Each of the Shareholders agrees as follows:

(i)  not to induce or attempt to induce, or to cause or aid in any manner whatsoever any other person to induce or attempt to induce, any policyholder to terminate any policy issued by Southern Security;

(ii)  that all policyholder lists, applications for insurance, policyholder information, knowledge of business operations and sales methods, and all other materials of Southern Security, are the property of Southern Security only, that Shareholders’ or Officers' access to all such information and property has been in a fiduciary capacity, and that all such information and property shall not be used by any of the Shareholders without specific written authorization by Security National;

(iv)  that the protection of such information and property is necessary to provide Security National with the value of the benefits and rights being purchased by it pursuant to the Reinsurance Agreement referenced in Section 1.4 above; and

(v)  Provided, however, that nothing in this Agreement shall preclude Russ Nowell from engaging in the insurance business, utilizing any lines of authority and/or company affiliations to sell, solicit or negotiate new policies on behalf of any competitor of Southern Security or Security National, including new policies to existing policyholders provided no twisting or replacement of the in-force policies occurs, so long as he does not solicit existing Southern Security policyholders regarding in-force policies or utilize information gained as an officer of Southern Security to solicit existing policyholders regarding in-force business.

4.3.     Shareholders Liable for Liquidated Damages.  Each of the Shareholders agrees that any engagement in activities described in Section 3.7(b) and Section 4.2 above will result in irreparable injury to Security National, for which there is no adequate remedy at law.  Thus, in the event of any breach of Section 3.7(b) or Section 4.2 by any respective Shareholder, Security National may apply for and obtain immediate and continuing injunctive relief prohibiting further or continued breach of such obligations hereunder against such Shareholder committing the said breach.  The said Shareholder(s) committing the breach further agrees that he or she will be liable for liquidated damages in the amount of two year's annual premium for all policies that are terminated as a result of such Shareholders' activities.  The other Shareholders shall have no liability or responsibility for liquidated damages arising out of the activities or actions of such Shareholder(s) committing the breach.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SECURITY NATIONAL

Except as noted on the Security National Disclosure Schedule, Security National represents and warrants as follows:

5.1       Organization, Good Standing and Power.  Security National is a corporation validly existing and in good standing under the laws of the state of Utah and each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Security National has delivered to the Shareholders complete and correct copies of its Articles of Incorporation and Bylaws, as amended to the date hereof.

5.2       Authority.

(a)           Security National has all requisite corporate power and authority to enter into and execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby, subject to approval of the transactions by applicable state insurance commissioners and other relevant Governmental Entities having jurisdiction over its business.  This Agreement, when executed and delivered by Security National, will constitute the valid and binding obligation of Security National, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

(b)           To the best knowledge of Security National, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of any material statute, law, rule, regulation, judgment, order, decree or ordinance applicable to Security National or any of its Subsidiaries or their respective properties or assets, nor will it conflict with or result in any breach or default (with or without the giving of notice or the lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any material benefit under (i) any provision of the Articles of Incorporation or Bylaws of Security National or of any of its Subsidiaries or (ii) any material agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license to which Security National or any of its Subsidiaries is a party or by which Security National or any of its Subsidiaries or their respective properties or assets may be bound or affected.

5.3       Board Authorization.   Prior to the Closing, the Board of Directors of Security National will have authorized the execution and delivery of this Agreement and the performance by Security National of its obligations under the Agreement.

ARTICLE VI

CONDUCT AND TRANSACTIONS PRIOR TO CLOSING
DATE; ADDITIONAL AGREEMENT

6.1       Conduct of Business of Southern Security.

(a)           During the period from the date that Security National assumes Administrative Control as defined in Section 1.4 above, and continuing until the earlier of the termination of this Agreement or the Closing Date, Security National shall have complete control of the conduct of business of Southern Security, and Southern Security shall expend no funds without the written consent of Security National.  During the period from the date of this Agreement and continuing until the earlier of (i) the termination of this Agreement, (ii) the date that Security National assumes Administrative Control, or (iii) the Closing Date, Southern Security shall carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of this Agreement and, to the extent consistent with such businesses, use all commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, agents, brokers, licensors, licensees, Governmental Entities, and others having business dealings with them, to the end that its good will and ongoing businesses shall be unimpaired at the Closing Date.  Southern Security shall promptly notify Security National of any event or occurrence not in the ordinary course of business of Southern Security, and any event which could have a material and adverse effect on the Business Condition of Southern Security.  Except as expressly contemplated by this Agreement or disclosed in the Southern Security Disclosure Schedule, Southern Security shall not, without the prior written consent of Security National:

(i)           Grant any options, warrants, or stock purchase rights;

(ii)          Enter into any commitment or transaction to be performed over a period longer than six months in duration, or to purchase fixed assets with an aggregate purchase price exceeding $500, or sell or commit to sell any products with an aggregate purchase price greater than $500 in any single month if the expected profit margins are lower than those customarily obtained for sales of similar products by Southern Security in the past;

(iii)         Grant any severance or termination pay to any director, officer, employee or consultant;

(iv)         Transfer to any person title to any rights to Southern Security Intellectual Property Rights except in the ordinary course of business;

(v)          Enter into or amend any agreements pursuant to which any other party is granted marketing, agency or other similar rights of any type or scope with respect to any products of Southern Security;

(vi)          Except in the ordinary course of business with prior notice of Security National, violate, amend or otherwise modify the terms of any of their material contracts binding on Southern Security set forth on the Southern Security Disclosure Schedule;

(vii)         Commence a lawsuit other than for the routine collection of bills or for a breach of this Agreement;

(viii)        Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to Southern Security;

(ix)          Issue, deliver or sell, authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions rights, warrants, or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(x)          Solicit approval for and effect any amendments to Southern Security's Articles of Incorporation or Bylaws (other than as contemplated by this Agreement);

(xi)          Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Business Condition of Southern Security;

(xii)         Sell, lease, license or otherwise dispose of any of its properties or assets except in the ordinary course of business and consistent with past practice;

(xiii)        Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others or loan money to others;

(xiv)        Adopt or amend any Plan, or enter into any employment contract, pay any special bonus or special remuneration to any director, employee or consultant, or increase the salaries or wage rates of its employees other than pursuant to scheduled employee reviews under Southern Security's normal employee review cycle, as the case may be, or in connection with the hiring of employees other than officers in the ordinary course of business, in all cases consistent with past practice;

(xv)         Revalue any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice;

(xvi)        Pay, discharge or satisfy in an amount in excess of $500 in any one case any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in Southern Security's Financial Statements;

(xvii)       Make any material tax election other than in the ordinary course of business and consistent with past practice, change any material tax election, adopt any material tax accounting method practice, change any material tax accounting method, file any material tax return (other than any estimate tax returns, payroll tax returns or sale tax returns) or any amendment to a material tax return, enter into any closing agreement, settle any tax claim or assessment, or consent to any tax claim or assessment, without the prior written or unwritten consent of Security National, which consent will not be reasonably withheld; and

(xviii)      Engage in any activities or transactions that are outside the ordinary course of its business consistent with past practice.

(b)           Unless and until this Agreement shall have been terminated by either party pursuant to Article VIII, Southern Security shall not, directly or indirectly, through any officer, director, agent or otherwise, (i) solicit, initiate or encourage submission or proposals or offers from any person relating to any acquisition or purchase of all or substantially all of the assets of, or any equity interest in, Southern Security or any merger, consolidation, business combination or similar transaction with Southern Security, or (ii) participate in any discussions or negotiations regarding, furnish to any other person any confidential information with respect to, or otherwise cooperate with any way with, or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

(c)           Southern Security shall not take, or fail to take, any action which from the date hereof through the Closing would cause or constitute a breach of any of its representations, warranties and covenants set forth in this Agreement or which would from the date hereof through the Closing cause any of such representations or warranties to be inaccurate.  In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach of inaccuracy, Southern Security shall give detailed notice thereof to the other parties and shall use its best efforts to prevent or promptly remedy such breach or inaccuracy.

(d)           Southern Security shall promptly apply for or otherwise seek, and use its commercially reasonable efforts to obtain all consents and approvals required to be obtained by it for the consummation of this transaction, and Southern Security shall use its best efforts to obtain all necessary consents, waivers and approvals under any of Southern Security's material agreements, contracts licenses or leases in connection with this transaction, except such consents and approvals which Security National and Southern Security agree Southern Security shall not seek to obtain, as contemplated by the Southern Security Disclosure Schedule.

(e)           Southern Security shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement.

(f)            Southern Security shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on Southern Security with respect to this transaction and will promptly cooperate with and furnish information to Security National in connection with any such requirements imposed upon Southern Security, Security National or any other party in connection with this transaction.  Southern Security shall take all reasonable actions to obtain (and to cooperate with Security National and its subsidiaries in obtaining) a consent, authorization, order or approval of, or any exception by, any Governmental Entity, required to be obtained or made by Southern Security (or by Security National or its subsidiaries) in connection with this transaction or the taking of any action contemplated, by this Agreement, and to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement and to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, to lift or rescind any injunction or restraining order or other order adversely affecting the ability or the parties to consummate the transactions contemplated hereby, and to effect all necessary registrations and filings and submissions or information required by any Governmental Entity, and to fulfill all conditions to this Agreement.

(g)           Southern Security shall give Security National and its agents, full and complete access to all books, records, personnel, properties, assets and facilities of Southern Security for Security National's inspection and due diligence, in its discretion and Security National may make copies of documents and information subject to Section 10.19 below.

ARTICLE VII

CONDITIONS PRECEDENT

7.1       Conditions to Each Party's Obligation to Effect This Transaction.  The respective obligation of each party to effect this transaction shall be subject to the satisfaction prior to the Closing of the following conditions:

(a)           Legal Action.  No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of this transaction shall have been issued by any Governmental Entity and remain in effect, and no litigation seeking the issuance of such and order or injunction, or seeking relief against Southern Security, or Security National if this transaction is consummated, shall be pending which, in the good faith judgment of Southern Security's or Security National's Board of Directors (acting upon the written opinion of their respective outside counsel) has a reasonable probability of resulting in such order, injunction or relief and such relief would have a material adverse effect on the Business Condition of such party.  In the event any such order or injunction shall have been issued, each party agrees to use commercially reasonable efforts to have any such injunction lifted.

(b)           Statutes.  No action shall have been taken, and no statute, rule, regulation or order shall have been enacted, promulgated or issued or deemed applicable to this transaction by any Governmental Entity which would (i) make the consummation of this transaction illegal, (ii) prohibit Security National's or Southern Security's ownership or operation of all or a material portion of the business or assets of Southern Security, or Security National and its subsidiaries taken as a whole, or compel Security National or Southern Security to dispose of or hold separate all or a material portion of the business or assets of Southern Security, or Security National and its subsidiaries taken as a whole, as a result of this transaction or (iii) render Security National or Southern Security unable to consummate this transaction, except for any waiting period provisions.

7.2       Conditions to Obligations of Security National.  The obligations of Security National to effect this transaction are subject to the satisfaction of the following conditions, unless waived by Security National:

(a)           Representations and Warranties.  The representations and warranties of Southern Security set forth in this Agreement (determined without regard to any materiality qualifiers, including without limitation "material adverse effect") shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, unless any failures to be true and correct, individually or in the aggregate, do not have and could not reasonably be expected to have a material adverse effect on the Business Condition of Southern Security; and there shall have been no willful breach by Southern Security of any of its representations or warranties made in this Agreement.  Security National shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Southern Security to such effect on the Closing Date.

(b)           No Material Adverse Change.  There shall have been no material adverse change in the Business Condition of Southern Security from the date of this Agreement through the Closing Date and Security National shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Southern Security to such effect on the Closing Date.

(c)           Performance of Obligations of Southern Security and Shareholders.  Southern Security and the Shareholders shall have performed all obligations and covenants required to be performed by it under this Agreement prior to the Closing Date, and Security National shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Southern Security to such effect on the Closing Date.

(d)           Regulatory Approvals.  All authorizations, consents, orders or approvals of, or declarations of, or declarations or filing with, or expiration of waiting periods imposed by, any Governmental Entity (including, without limitation, the states of Utah and Mississippi) necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained.

(e)        Consents.  Security National shall have received duly executed copies of all material third-party non-regulatory consents and approvals contemplated by this Agreement or the Southern Security Disclosure Schedule in form and substance reasonably satisfactory to Security National.

(f)         Resignation of Directors.  The directors of Southern Security in office immediately prior to the Closing Date shall have resigned as directors of the Surviving Corporation effective as of the Closing Date.

(g)        Legal Opinion.  Security National shall have received an opinion of Southern Security's legal counsel, in form and substance acceptable to Security National, to the effect that:

(i)            This Agreement has been duly authorized, executed and delivered by Southern Security and constitutes the valid and binding obligations of Southern Security and the Shareholders and all corporate action required by Southern Security in order to effect the transactions contemplated hereby has been taken;

(ii)           Southern Security is a corporation duly incorporated and validly existing in good standing under the laws of the State of Mississippi and is duly authorized to conduct its business as presently conducted;

(iii)           Southern Security is a corporation duly incorporated and validly existing in good standing under the laws of the State of Mississippi and is duly licensed to conduct the insurance business that it presently conducts under the Mississippi insurance law;

(iv)           The authorized capital structure of Southern Security consists of 100,000 shares of Voting Class A Common Stock and 1,000,000 shares of Non-Voting Class B Common Stock and there are 50,000 shares of Voting Class A Common Stock and 450,000 shares of Non-Voting Class B Common Stock issued and outstanding, all of which are owned by the Shareholders.  All issued and outstanding shares of Common Stock have been duly authorized, validly issued and are fully-paid and nonassessable and were not issued in violation of the pre-emptive rights of any Shareholder;

(v)           Upon delivery to Security National of the stock certificates evidencing all of the issued and outstanding shares of Common Stock, said Common Stock will be free and clear of all liens, claims, encumbrances or other adverse interests; and

(vi)           Neither the execution and delivery by Southern Security of this Agreement, nor the compliance by Southern Security with the terms and provisions hereof, will conflict with or result in a breach of (A) any of the terms, conditions or provisions of the Articles of Incorporation, the Bylaws or any other governing instrument with respect to Southern Security, or (B) with any judgment, order, injunction, decree, law, statute, regulation or ruling with or of any court or Governmental Entity known to such counsel to which Southern Security is subject, or will constitute a default thereunder.

In rendering such opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon certificates of public officials or of any officer or officers of Southern Security, provided the extent of such reliance is specified in such opinion and executed copies of such opinions and certificates are furnished to Security National.

7.3       Conditions to Obligations of Southern Security and Shareholders.  The obligation of Southern Security and the Shareholders to effect this transaction is subject to the satisfaction of the following conditions unless waived by Southern Security and the Shareholders.

(a)           Representations and Warranties.  The representations and warranties of Security National set forth in this Agreement shall be true and correct in all material respects (except for such representations and warranties which are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all aspects) (i) as of the date of this Agreement, and (ii) as of the Closing Date as though made on and as of each such date, except as otherwise contemplated by this Agreement, and Southern Security shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Security National to such effect.

(b)           Performance of Obligations of Security National.  Security National shall have performed all obligations and covenants required to be performed by them under this Agreement prior to the Closing Date, and Southern Security shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Security National to such effect.

(c)           Legal Opinion.  Southern Security and the Shareholders shall have received an opinion of Security National's legal counsel, in form and substance satisfactory to the Southern Security, to the effect that:

(i)           Security National is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah with all requisite corporate power and corporate authority to execute, deliver and perform this Agreement;

(ii)           the execution, delivery and performance of this Agreement by Security National will not conflict with any of the terms, provisions or conditions of the Articles of Incorporation or the Bylaws of Security National;

(iii)           the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of Security National and is enforceable against Security National in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditor's rights generally.

In rendering such opinion such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon certificates of public officials or of any officer or officers of Security National, provided the extent of such reliance is specified in such opinion and executed copies of such certificates are furnished to Southern Security.

(f)           Payment of Purchase Consideration.  Security National shall pay the Purchase Consideration as required in Section 1.2 of this Agreement.

ARTICLE VIII

TERMINATION

8.1       Termination.

(a)           This Agreement may be terminated at any time prior to the Closing Date:

(i)           by mutual written agreement of Security National, Southern Security, and the Shareholders;

(ii)           by Security National, if there has been a breach by Southern Security or the Shareholders of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Southern Security or the Shareholders which is material and which Southern Security or the Shareholders fails to cure within five (5) business days after notice thereof is given by Security National (except that no cure period shall be provided for a breach by Southern Security or the Shareholders which by its nature cannot be cured);

(iii)           by Southern Security or the Shareholders, if there has been a breach by Security National of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Security National which is material and which Security National fails to cure within five (5) business days after notice thereof is given by Southern Security (except that no cure period shall be provided for a breach by Security National which by its nature cannot be cured);

(iv)           by Security National or the Shareholders, if this transaction shall not have been consummated on or before December 31, 2008; provided, however, that if the sole reason this transaction has not been completed by such date results from delays in the regulatory approval process, this Agreement may not be terminated but rather shall remain in full force and effect for an additional sixty (60) days beyond December 31, 2008.

(v)           by Security National or the Shareholders if any permanent injunction or other order of a court or other competent authority preventing this transaction shall have become final and nonappealable.

(b)           Where action is taken to terminate this Agreement pursuant to this Section 8.1 it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action.

(c)           In the event of termination of this Agreement as provided in this Section, the provisions of this Agreement shall forthwith become void, except that the agreements contained or referred to in Sections 10.16 (expenses), 10.17 (brokers, finders), 10.18 (public announcements) and 10.19 (confidentiality) shall survive. Notwithstanding the foregoing, in the event of a breach of this Agreement by any party hereto, nothing herein shall limit the remedies at law or in equity of the other party with respect thereto.

ARTICLE IX

INDEMNIFICATION

9.1       Obligation of the Shareholders to Indemnify.  Subject to the time limitations set forth in Section 10.1 below, the Shareholders agree to indemnify, defend and hold harmless Security National and its respective directors, officers, employees, agents, subsidiaries, affiliates, successors and assigns, from and against all losses, liabilities, claims, damages, deficiencies, costs and expenses, including without limitation interest, penalties and attorneys' fees and disbursements (collectively, the "Losses" and singularly, a "Loss"), based upon, arising out of or otherwise related to any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Southern Security or the Shareholders contained in this Agreement or in any document or other papers delivered pursuant to this Agreement, including the Southern Security Financial Statements, and in respect of any third party claim made based upon facts alleged which, if true, would have constituted any such inaccuracy or breach.  For purposes of this Agreement, Security National shall be deemed to have suffered a Loss if and to the extent that such Loss has been suffered by Southern Security.  Notwithstanding the foregoing, the time limitations set forth in Section 10.1 below do not apply to the Shareholders’ tax obligations set forth in Section 3.18 hereof.

9.2       Notice and Opportunity to Defend.

(a)           Notice of Asserted Liability.  Promptly after receipt by any person entitled to indemnity under this Agreement (the "Indemnitee") of notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement or threatened commencement of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee may, at its option, give notice thereof (the "Claims Notice") to the Shareholders (the "Indemnifying Party").  The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimate, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

(b)           Opportunity To Defend.  The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability.  If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days after the Claims Notice is given or sooner, if the nature of the Asserted Liability so requires, notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability.  If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability.  Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other, provided, however, that consent to settlement or compromise shall not be unreasonably withheld.  In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability.  If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

(c)           Disputes with Third Parties.  Anything in this Section 9.2(c) to the contrary notwithstanding, in the case of any Asserted Liability by any supplier, distributor, agent, broker, shareholder, franchisee, customer or other third party doing business with Southern Security prior to the Closing in connection with which Security National may make a claim against the Shareholders for indemnification pursuant to this Section 9.2(c), Security National may, at its option, give a Claims Notice with respect thereto but, unless Security National and the Indemnifying Party otherwise agree, Security National shall have the exclusive right at its option to defend any such matter, subject to the duty of Security National to consult with the Indemnifying Party and its attorneys in connection with such defense and provided that no such matter shall be compromised or settled by Security National without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld.  The Indemnifying Party shall have the right to recommend in good faith Security National proposals to compromise or settle claims brought by a supplier, agent, or customer, and Security National agrees to present such proposed compromises or settlements to such supplier, distributor, shareholder, franchisee or customer.  All amounts required to be paid in connection with any such Asserted Liability pursuant to the determination of any court, governmental or regulatory body or arbitrator, and all amounts required to be paid in connection with any such compromise or settlement consented to by the Indemnifying Party, shall be borne and paid by the Indemnifying Party.  The parties agree to cooperate fully with one another in the defense, compromise or settlement of any Asserted Liability.  In the event any compromise, settlement or judgment amount includes amounts resulting from frivolous or groundless claims or defenses made by Indemnitee, the Indemnifying Party shall not bear the portion of the amount to be paid relating to such frivolous or groundless claims.

ARTICLE X

GENERAL PROVISIONS

10.1     Survival of Representations, Warranties, Covenants and Agreements ..  Except as provided below with regard to Section 3.18, all representations, warranties, covenants and agreements in this Agreement or in any document or instrument delivered pursuant to this Agreement shall be deemed to be conditions to this transaction and shall survive the consummation of this transaction for a period of twelve (12) months after the Closing Date. Notwithstanding the foregoing, except as provided below with regard to Section 3.18, all representations, warranties, covenants and agreements shall survive the Closing Date for forty-eight (48) months following the Closing Date if such representations, warranties, covenants and agreements are breached due to fraud or gross negligence.  Notwithstanding the foregoing, the tax obligations set forth in Section 3.18 above shall survive the consummation of this transaction and the Closing Date for an indefinite period of time.

10.2     Amendment.  This Agreement may be amended by the parties hereto at any time before or after approval of this transaction by the Shareholders; provided, however, that following approval of this transaction by the Shareholders, no amendment hereto shall be made that by law requires the further approval of the Shareholders without obtaining such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of both of the parties hereto.

10.3     Extension; Waiver.  At any time prior to the Closing Date, Southern Security and Security National, by action taken by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to it contained herein or in any document or instrument delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of it contained herein.  Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party.

10.4     Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) or if sent by facsimile, confirmation received, to the respective party at the following addresses and/or facsimile numbers, with the original thereof being mailed by registered or certified mail, return receipt requested (or at such other address or facsimile number for the parties hereto as shall be specified by like notice):

(a)           If to Security National, to:

Security National Financial Corporation
5300 South 360 West, Suite 250
Salt Lake City, Utah  84123
Attn:  Scott M. Quist, President
Facsimile No.:  (801) 265-9882
Telephone No.: (801) 264-1060

With a copy to:

Mackey Price Thompson & Ostler
350 American Plaza II
57 West 200 South
Salt Lake City, Utah 84101-3663
Attn:  Randall A. Mackey, Esq.
Facsimile No.:  (801) 575-5006
Telephone No.: (801) 575-5000

(b)           If to Southern Security, to:

Southern Security Life Insurance Company
211 Ball Drive
P.O. Box 924
Louisville, Mississippi  39339
Attn: Russ Nowell, President
Facsimile No.: (622) 779-4155
Telephone No.: (622) 779-4113

(c)           If to Shareholders, to:

Shareholders of Southern Security Life Insurance Co.
211 Ball Drive
P.O. Box 924
Louisville, Mississippi  39339
Facsimile No.: (622) 779-4155
Telephone No.: (622) 779-4113

With a copy to:

Julie M. McPeak, Esquire
Burr & Forman, LLP
700 Two American Center
3102 West End Avenue
Nashville, TN  37203
Facsimile No.:  (615) 724-3290
Telephone No.: (615) 724-3200

 10.5    Interpretation.  When a reference is made in this Agreement to Sections or Exhibits, such references shall be deemed to be to a Section or Exhibit to this Agreement, unless otherwise indicated.  The words "include", "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation".  The Table of Contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.6     Counterparts.  This Agreement may be executed in one or more counterparts, all of which, when taken together, shall be considered one and the same agreement, and this Agreement shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

10.7     Entire Agreement.  This Agreement and the documents and instruments attached hereto as Exhibits and all other agreements between the parties hereto delivered pursuant to this Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and are not intended to confer upon any other person or entity any rights or remedies hereunder except as otherwise expressly provided herein.

10.8     No Transfer.  This Agreement and the rights and obligations set forth herein may not be transferred or assigned by operation of law or otherwise without the consent of both parties hereto.  This Agreement is binding upon and will inure to the benefit of each party hereto and their respective successors and permitted assigns.

10.9     Severability.  If any provision of this Agreement, or the application thereof, is for any reason whatsoever and to any extent deemed to be invalid or unenforceable, the remainder of this Agreement and the application thereof to other persons, entities or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties hereto further agree to replace any such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision hereof.

10.10   Other Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by law or equity on such party; and the exercise of any one remedy will not preclude the exercise of any other remedy otherwise available at law or in equity.

10.11   Further Assurances.  The parties hereto agree to cooperate fully with other parties hereto and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by the other party hereto in order to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

10.12   No Third Party Beneficiary Rights.  No provision of this Agreement is intended, nor will any provision hereof be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind whatsoever in any client, customer, supplier affiliate, stockholder, employee, distributor, partner of either party hereto or any other person or entity, and all of the provisions hereof shall be deemed to be personal in nature and between the parties to this Agreement.

10.13   Mutual Drafting.  This Agreement is the joint product of Security National and Southern Security, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of Security National and Southern Security, and shall not be construed for or against either party hereto.

10.14   Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such costs and expenses.  Those costs and expenses of Southern Security will be paid immediately following this transaction by the Shareholders.

10.15   Brokers or Finders. Security National, Southern Security, and the Shareholders each represent, as to itself and, to the extent applicable, its subsidiaries, that except for Caldwell and Caldwell LLP (who is Security National's agent/broker and Security National's responsibility to compensate), no agent, broker, investment banker or other firm or person is, or will be, entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

10.16   Public Announcements.  Each party hereto will consult in advance with the other concerning the timing and content of any announcements, press releases and public statements concerning this transaction and will not make any such announcement, press release or public statement without the other's prior consent; provided, however, that Security National may make any public statement or announcement concerning this transaction without Southern Security's or the Shareholders’ prior consent if, in the opinion of counsel for Security National, such public statement or announcement is required or advisable to comply with applicable law.

10.17   Confidentiality.  No party hereto shall release, publish, reveal or disclose, directly or indirectly, any business or technical information of the other party hereto or any of its Subsidiaries considered by the other party as "confidential", "secret" or "proprietary" (or words of similar meaning) including, but not limited to, systems, processes, formulas, recipes, data, functional specifications, computer programs, blue prints, know-how, improvements, discoveries, developments, designs, inventions, techniques, new products, marketing and advertising methods, distribution methods and programs, supplier agreements, customer or distributor lists, pricing policies, financial information, projections, forecasts, strategies, budgets or other information related to its business or its distributors, suppliers or customers (collectively, "Confidential Material"), except to the party's directors, officers, employees, financial advisors, legal counsel, independent public accountants or other agents, advisors or representatives who shall require access thereto on a "need-to-know" basis for the purpose of the transactions contemplated by this Agreement and who shall agree in writing to be bound by the terms of this Section 10.19.  The parties hereto agree to take all reasonable precautions to safeguard the confidentiality of the other party's Confidential Material and to exercise the same degree of care with respect to such other party's Confidential Material that the party in possession of such Confidential Material exercises with respect to its own confidential information.  Neither party hereto shall make or permit to be made, except in furtherance of the transactions contemplated by this Agreement, any copies, abstracts or summaries of the other party's Confidential Material.  In addition, all Confidential Material belonging to the other party hereto shall be used solely for the purpose of the investigation and evaluation contemplated by this Section 10.19, and shall not be used for any other purpose, including any use that would be to the detriment of the other party hereto or its Subsidiaries, nor shall such Confidential Material be used in competition with the other party hereto or its Subsidiaries.  The restrictions on disclosure of information contained in this Section 10.19 do not extend to any information that (a) is already known to the receiving party; (b) was or is independently developed by the receiving party; (c) is now or hereafter becomes available to the public other than as a consequence of a breach of obligations under this Section 10.19 or (d) is disclosed to third parties hereto outside of the receiving party in accordance with terms approved by the disclosing party.  Upon written request, the parties hereto shall return all writings, documents and materials containing Confidential Material with a letter confirming that all copies, abstracts and summaries of the Confidential Material have been returned or destroyed.  In the event that either party hereto becomes legally required to disclose the other party's Confidential Material, it shall provide such other party with prompt written notice of such requirement prior to such disclosure.  In the event that a protective order or other remedy is not obtained, or such other party waives compliance with the provisions of this Section 10.19 with respect to the Confidential Material subject to such requirement, such party agrees to furnish only that portion of the Confidential Material that it is legally required to furnish and, where appropriate, agrees to use its best efforts to obtain assurances that such Confidential Material will be accorded confidential treatment.

10.18   Attorney’s Fees.  In the event any legal action or arbitration or other proceeding is brought for the enforcement of this Agreement or in connection with any other provisions of this Agreement, the successful and prevailing party or parties shall be entitled to reasonable attorney’s fees and other costs incurred in such action or proceeding.

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IN WITNESS WHEREOF, Security National, Southern Security and the Shareholders have each caused this Agreement to be signed effective as of the date first written above.

SECURITY NATIONAL LIFE INSURANCE COMPANY

By: /s/ Scott M. Quist
Its: President

SOUTHERN SECURITY LIFE INSURANCE COMPANY

By: /s/ Janet Nowell Massey
Its: Executive Vice President

EXHIBIT INDEX

Exhibit 1               Southern Security Disclosure Schedule

Exhibit 2               Security National Disclosure Schedule

ANNEX I

AGREEMENT BY SHAREHOLDERS
OF SOUTHERN SECURITY LIFE INSURANCE COMPANY
TO SELL SHARES IN STOCK PURCHASE TRANSACTION

Pursuant to the Stock Purchase Agreement (the "Agreement") by and among Security National Life Insurance Company, Southern Security Life Insurance Company ("Southern Security"), and the undersigned shareholders of Southern Security, dated as of August __, 2008, the undersigned shareholders of Southern Security each hereby joins in the Agreement for the purpose of agreeing to exchange, his or her shares of Southern Security stock for the consideration described in Section 1.2 of the Agreement and for the purpose of making the representations and warranties described in Articles II, III, IV, VI, IX, and X of the Agreement.

The respective number of shares of Southern Security owned by the undersigned are shown in parenthesis.

This instrument may be executed in any number of counterparts, each of which shall be deemed an original, provided that all shareholders sign at least one such counterpart.  All such counterparts shall be attached to the Agreement.

Executed as of August 13, 2008.

/s/ Russell C. Nowell	Russell C. Nowell
Russell C. Nowell, as Shareholder	Name Printed

/s/ Janet Nowell Massey	Janet Mowell Massey
Janet Nowell Massey, as Shareholder	Name Printed

/s/ Michael Pierce	Michael Pierce
Michael Pierce, Temporary Administrator of	Name Printed
the Estate of Genece Nowell

/s/ Harold B. Nowell, Sr.	Harold B. Nowell, Sr.
Harold B. Nowell, Sr., as Director	Name Printed
Southern Security Life Insurance Company, Inc.

/s/ Harold B. Nowell, Sr.	Harold B. Nowell, Sr.
Harold B. Nowell, Sr., as Shareholder	Name Printed

/s/ Harold Nowell, III	Harold Nowell, III
Harold Nowell, III, as Executor of the Estate	Name Printed
of H. Bernard Nowell, Jr.

(The total number of Voting Class A and Non-Voting Class B shares of Southern Security owned by all Shareholders:  500,000)